EV Energy Partners Announces Closing of Permian Basin Acquisition and Amended and Restated Credit Facility; Updates Hedge Positions

HOUSTON, Oct 01, 2007 (BUSINESS WIRE) -- EV Energy Partners, L.P. (Nasdaq:EVEP) today announced it has closed its previously announced acquisition of oil and gas properties in the Permian Basin from Plantation Operating, LLC for an adjusted purchase price of $155.8 million subject to customary post-closing adjustments.

EVEP also announced that it has amended its credit facility to reflect a maximum borrowing availability of $500 million, subject to a borrowing base that will initially be $275 million. The acquisition was funded through borrowings under this amended and restated credit facility. Following the closing, EVEP's outstanding debt is now $230 million.

In addition, EVEP announced it has expanded its commodity hedge program. The hedges that have been entered into since the company last updated its hedge positions in its June 27, 2007 and August 14, 2007 press releases are provided below in the Hedge Summary Table. EVEP utilizes derivative instruments, such as price swaps and collars, to minimize the variability of its forecasted cash flows due to price movements in natural gas and crude oil.

Hedge Summary Table
	Swap	Swap
	Volume	Price
	(MBbls)

Crude Oil (NYMEX)
10/2007 - 12/2007	9.2	$77.28
2008	36.6	$73.75
2009	109.5	$71.55
2010	182.5	$70.27

EV Energy Partners, L.P., is a Houston based master limited partnership engaged in acquiring, producing and developing oil and gas properties.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission.

SOURCE: EV Energy Partners, L.P.

EV Energy Partners, L.P., Houston
Michael E. Mercer, 713-651-1144
http://www.evenergypartners.com